Exhibit 11

September 24, 2021

Transamerica Funds

1801 California St., Suite 5200

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to Transamerica Funds, a Delaware statutory trust (the “Trust”), and on behalf of its series Transamerica International Equity (the “Acquiring Fund”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about September 24, 2021 (the “Registration Statement”), with respect to the Acquiring Fund’s Class A shares, Class C shares, Class I shares and Class R6 shares (the “Shares”) of beneficial interest to be issued in exchange for the assets of Transamerica Global Equity, as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the existence of the Trust;

(b)

A copy, certified by the Secretary of State of the State of Delaware, dated as of a recent date, of the Trust’s Certificate of Trust, filed with the Secretary of State of the State of Delaware (the “Certificate of Trust”);

(c)

A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Amended and Restated Declaration of Trust (the “Declaration”), the Trust’s By-Laws (the “By-Laws”), and the resolutions adopted by the Trustees of the Trust at a meeting held on September 22-23, 2021, authorizing the Reorganization and the issuance of the Shares on behalf of the Acquiring Fund (the “Resolutions”);

(d)	A copy of the Registration Statement; and

(e)	A copy of the form of the Agreement and Plan of Reorganization to be entered into by the Trust, on behalf of the Acquiring Fund (the “Agreement and Plan of Reorganization”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity

Morgan, Lewis & Bockius LLP

One Federal Street
Boston, MA 02110-1726	+1.617.341.7700
United States	+1.617.341.7701

Transamerica Funds

September 24, 2021

and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Commission will be in substantially the form of the copy referred to in paragraph (d) above, and that the Agreement and Plan of Reorganization will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (e) above. We have also assumed for the purposes of this opinion that the Declaration, the Certificate of Trust, the By-Laws, the Resolutions and the Agreement and Plan of Reorganization will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares. We have further assumed that the Shares will be issued and sold in accordance with the Declaration and the Resolutions and for the consideration described in the Agreement and Plan of Reorganization.

As to all matters of fact, this opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with, the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing and to the further assumptions and limitations hereinafter set forth, please be advised that it is our opinion that the Shares will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ MORGAN, LEWIS & BOCKIUS LLP MORGAN, LEWIS & BOCKIUS LLP